EXHIBIT 99


                                   PROXY

                         Monterey Resources, Inc.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
   FOR THE SPECIAL MEETING  OF STOCKHOLDERS TO BE HELD NOVEMBER 4, 1997

     The undersigned hereby appoints R. Graham Whaling, Craig A. Huff and Robert J. Wasielewski, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of the common stock of Monterey Resources, Inc. held of record by the undersigned on September 26, 1997 at the Special Meeting of Stockholders to be held on Tuesday, November 4, 1997, at 10:00 a.m., local time, at The Doubletree Inn, 3100 Camino Del Rio Court, Bakersfield, California, and any adjournment(s) or postponement(s) thereof.

     Shares represented by this proxy will be voted as directed by the undersigned stockholder. If no such directions are indicated, the proxies will have authority to vote FOR each of the items described below.

                 (To be Dated and Signed On Reverse Side)


      Please mark
[ X ] your votes as in                                               2275
      this example

                                                     FOR   AGAINST   ABSTAIN
1. To approve and adopt the Agreement and Plan of    [ ]     [ ]       [ ]
   Merger, dated as of August 17, 1997, relating to the merger of a recently formed wholly owned subsidiary of Texaco Inc. with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Texaco Inc., and with each outstanding share of the Company's common stock, par value $0.01 per share, being converted into the right to receive between 0.3471 and 0.4242 shares of common stock, par value $3.125 per share, of Texaco Inc., depending on the average closing price of Texaco Inc. common stock during the 30 consecutive trading day period ending on and including the fifth trading day prior to the effective time of the merger.

2. To act upon such other business as may properly come before the Special Meeting or any adjournments thereof.


   Only holders of record of shares of Monterey common stock at the close of business on September 26, 1997 are entitled to vote at the Special Meeting.

   It is important that your shares be represented at the Special Meeting regardless of whether you plan to attend. THEREFORE, PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. If you are present at the Special Meeting, and wish to do so, you may revoke this Proxy and vote in person.

SIGNATURE(S) ________________________________________   DATE _________________

NOTE: Please execute this Proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title or capacity as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.